                 AMENDMENT TO CUSTODIAN CONTRACT

         This Amendment to the Custodian Contract is made as of June 1, 1999, by and between ACM Government Income Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of August 28, 1987 (as amended and in effect from time to time, the "Contract"); and

         WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to accommodate the Custodian's delegation of sub-custody responsibilities to its affiliate, State Street Trust Company Canada;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. Article II, paragraph 2, Responsibility of Custodian, is hereby amended to read as follows:

         The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of Article 3 to the same extent as set forth in
    Article I hereof with respect to sub-custodians located in the United States and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository, or a branch of a U.S. bank as contemplated by paragraph 3.11 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from, or caused by, the direction of or authorization by the Fund to maintain custody or any securities or cash of the Fund in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism. Notwithstanding the foregoing provisions of this Article 11, the delegation by State Street Bank and Trust Company to its affiliate, State Street Trust Company Canada, of sub-custody duties in Canada shall not relieve State Street Bank and Trust Company of any responsibility for any loss due to the delegation to State Street Trust Company Canada, except (a) such loss as may result from political risk (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and (b) other losses (excluding losses resulting from a bankruptcy or insolvency of State Street Trust Company Canada not caused by political risk) under circumstances where State Street Bank and Trust Company and State Street Trust Company Canada have exercised reasonable care (including, without limitation, Acts of God, nuclear incident and the like)

II. In all respects not inconsistent herewith, the Contract is hereby ratified and affirmed.

          [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written,

WITNESSED BY:                STATE STREET BANK AND TRUST COMPANY


/s/Jean S. Carr              By: /s/Ronald E. Logue
______________________           ______________________________
Name: Jean S. Carr           Name:  Ronald E. Logue
Title: Associate Counsel     Title: Vice Chairman



WITNESSED BY:                ACM GOVERNMENT INCOME FUND, INC.


/s/Mary Ann Milley           By: /s/Edmund P. Bergan, Jr.
______________________           ______________________________
Name: Mary Ann Miller        Name:  Edmund P. Bergan, Jr.
Title: Legal Administrative  Title: Vice Chairman
           Officer

                           Schedule A
                         17f-5 Approval

         The Board of Directory/Trustees of ACM Government Income Fund, Inc. #ZM01 has approved certain foreign banking institutions and foreign securities depositories within State Streets Global Custody Network for use as subcustodian for the fund's securities, cash and cash equivalents held outside of the United States. Board approval is as indicated by the Fund's Authorized Officer.

COUNTRY            SUBCUSTODIAN             CENTRAL DEPOSITORY

Canada             State Street Trust       The Canada Depository
                   Company Canada           for Securities
                                            Limited (CDS)


Certified by:


___________________                    as of March 15, 1999
Fund's Authorized Officer                   Date
Domenick Pugliese





























                                4
00250065.AL7